Exhibit (j)(1)
Consent of Independent Registered Public Accounting Firm
The Board of Trustees
Legg Mason Partners Variable Equity Trust
We consent to the use of our reports, incorporated herein by reference, dated February 21, 2007, for Legg Mason Partners Variable Appreciation Portfolio, a series of Legg Mason Partners Variable Equity Trust (formerly a series of Legg Mason Partners Variable Portfolios II), as of December 31, 2006 and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP
New York, New York
November 5, 2007